Exhibit 3.1

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF ROUSE PROPERTIES, LLC

First:                                    The name of the limited liability company formed hereby is Rouse Properties, LLC.

Second:                       The address of its registered agent in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its Registered Agent at such address is The Corporation Service Company.

Third:                              This Certificate of Formation shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation this 8th day of July, 2016.

/s/ Susan Elman
Susan Elman
Authorized Signatory